Exhibit 23.4

Independent Registered Public Accounting Firm’s Consent

We consent to the use in this Registration Statement on Amendment no. 1 to Form S-1 of our report dated April 15, 2025, except for the effects of the restatement described in Note 14(a) to the 2024 consolidated financial statements on Form 10-K/A, which is dated April 24, 2026, relating to the financial statements of EON Resources Inc. (f/k/a HNR Acquisition Corp.) appearing in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum llp

Houston, TX

October 27, 2026